Exhibit 99.1
For Immediate Release
PRESS RELEASE

Contacts:

Analysts & Investors	Media
James Gallagher	Eden Abrahams / Andrew Siegel
Global Industries	Joele Frank, Wilkinson Brimmer Katcher
Tel: 281.529.7979	Tel: 212-355-4449

GLOBAL INDUSTRIES NAMES B. K. CHIN
AS NEW CHIEF EXECUTIVE OFFICER AND DIRECTOR
Company Founder William J. Doré to
Retain Board Leadership Role until May 2007
CARLYSS, LOUISIANA (September 18, 2006) – Global Industries, Ltd. (Nasdaq: GLBL) (“Global”) today announced that B.K. Chin has been named Chief Executive Officer of the Company effective October 1, 2006. Mr. Chin also will become a director of the Company at that time. William J. Doré, Global Industries’ founder and CEO from 1973 to the present, has elected to retire from active management of Global but will continue to serve as Executive Chairman of the Board until his current term expires at the Company’s Annual Meeting in May 2007 to ensure a smooth transition. After that, he will continue as a consultant to Global Industries.
Mr. Doré stated, “On behalf of the entire Global Board and management team, I am very pleased to welcome B.K. Chin to Global. B.K.’s knowledge of our industry, together with his hands-on management experience and proven leadership capabilities, make him the right person to build on the solid foundation of success we have established over the past three decades. I am confident that B.K. will bring new ideas and expand our global presence to maximize our operating efficiencies and further enhance our performance. I know that he will receive strong support from our employees worldwide. Furthermore, I am personally committed to providing B.K. with my full assistance as Chairman of the Board during this important time of transition for our company.”
Mr. Doré added, “With the help of our dedicated employees and loyal customers, I have spent the past 33 years building Global from a small diving operation in the U.S. Gulf of Mexico to a worldwide marine construction and diving services company with a market capitalization of almost $2 billion. Global’s strong recent performance, as well as the continued strength of the oil and gas industry, makes this the appropriate time for me to pass the torch. I am proud of what we have accomplished and I know that Global Industries has a bright future in B.K.’s capable hands.”
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B.K. Chin stated, “Global is an outstanding company and I am excited to be given the opportunity to work together with Global’s talented management team and employees to ensure that we remain a preferred provider of marine construction services globally. I look forward to drawing on the significant skills and capabilities that exist within the organization, as well as my own experience, to further the company’s mission of delivering quality marine construction services to our customers while safeguarding our people and maximizing our profitability.”
Ambassador Ed Djerejian, the Board’s lead director, said, “B.K. Chin’s broad-based expertise in all facets of the business, together with his international experience and outstanding management and interpersonal skills, are valuable assets that will serve our company well. We selected B.K. after conducting a thorough worldwide search process using a recognized international search firm. The Board is confident that B.K. is the right person to assume the leadership mantle from Bill Doré, and that the succession plan we have in place will provide for a seamless transition over the next several months as we continue to execute on our existing projects. We also extend our warm thanks to Bill Doré for his founding role and many years of extraordinary service in helping to make Global Industries the successful industry leader it is today.”
Mr. Chin has more than 25 years of experience managing engineering and marine construction projects for the energy services industry. He currently serves as President and Chief Operating Officer of Air Liquide USA, a significant subsidiary of Air Liquide S.A. France. Air Liquide is the world leader in industrial and medical gases and related services and is also a major supplier and consumer in the energy market.
Earlier in his career, Mr. Chin served in a number of senior leadership roles at Halliburton subsidiary Brown & Root, Inc. In his last position with Brown & Root, he was responsible for all Energy Services business relating to project management, engineering, marine construction and EPIC projects. He oversaw and had accountability for annual revenue of $2.3 billion (in 1999) and 10,000 employees. In addition to assignments in Singapore and London, Mr. Chin has spent more than 14 years of his career in Houston. He holds a Bachelor of Science degree in Mechanical Engineering from the University of Singapore.
The Company noted that it continues to have a significant backlog of international projects to be executed in 2006 and remains confident in its ability to deliver a strong performance through the remainder of the year.
Conference Call and Webcast Information
A conference call will be held at 9:30 a.m. Central Daylight Saving Time on Monday, September 18, 2006. Anyone wishing to listen to the conference call may dial 877-427-0628, or 973-582-2844 if calling from outside the U.S., and reference conference ID number 7864439. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived through October 2, 2006.
About Global Industries
Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico’s Bay of Campeche. The Company’s shares are traded on the NASDAQ National Market System under the symbol “GLBL.”

Forward-looking Information
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
For more information, contact Investor Relations, Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077. Tel: 281.529.7979 or http://www.globalind.com.
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